Farmer Mac Reports 2020 Results
- Outstanding Business Volume of $21.9 Billion -
- Announces 10% Dividend Increase -

WASHINGTON, D.C., February 25, 2021 — The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A), the nation's secondary market provider that increases the availability and affordability of credit for the benefit of rural America, today announced its results for the fiscal quarter and year ended December 31, 2020.
Fourth Quarter 2020 Highlights
•Provided $1.3 billion in liquidity and lending capacity in fourth quarter 2020;
•Net income attributable to common stockholders was $29.4 million, or $2.73 per diluted common share;
•Core earnings, a non-GAAP measure, grew 8% from the prior-year period to $26.4 million, or $2.45 per diluted common share;
•Net interest income grew $6.9 million year-over-year to $56.3 million;
•Net effective spread, a non-GAAP measure, increased 18% from the prior-year period to $54.5 million;
•90-day delinquencies were 0.21% of total outstanding business volume as of December 31, 2020;
•Continued strong liquidity position, as evidenced by year-end cash position of $1.0 billion; and
•Executed total COVID-19 payment deferments for $432.0 million of unpaid principal balance related to Farm & Ranch loans, Farm & Ranch LTSPCs, and USDA Securities to provide relief to borrowers from April 1, 2020 through December 31, 2020.

Full Year 2020 Highlights
•Net business volume growth year-over-year of $0.8 billion to total outstanding business volume of $21.9 billion;
•Net income attributable to common stockholders was $89.2 million, or $8.27 per diluted common share;
•Core Earnings, a non-GAAP measure, increased 7% from the prior-year period to $100.6 million;
•Net interest income increased 10% from the prior year period to $190.6 million;
•Net effective spread, a non-GAAP measure, grew $28.3 million year-over-year to $197.0 million;
•Strengthened overall capital position through the issuances of $79.5 million of 5.750% Series E non-cumulative preferred stock and $120.0 million of 5.250% Series F non-cumulative preferred stock; and
•Used the net proceeds from the Series F preferred stock issuance to redeem all outstanding shares of the $60.0 million 5.875% Series A preferred stock.

Subsequent to December 31, 2020
•On February 23, 2020, Farmer Mac's board of directors declared a quarterly dividend of $0.88 per common share for first quarter 2021.
◦Reflects an increase of $0.08 per common share, or 10%, over the quarterly dividend payout in 2020

"I’m proud to report that Farmer Mac delivered record financial results in 2020 by staying focused on its core mission of helping agricultural and rural communities attain the low-cost financing they need," said President & Chief Executive Officer Brad Nordholm. "Farmer Mac’s business model inherently centers around the betterment of rural America, and we continue to demonstrate the diversification and stability we provide throughout the inevitable agricultural economic cycles, as well as unprecedented operating environment of 2020. This is reflected in our consistent earnings results and strong capital position which have once again allowed us to increase our quarterly dividend to $0.88 per share, which represents a 10% increase relative to last year. As we look ahead to 2021, we believe we are well-positioned to successfully continue to execute upon our mission while remaining diligent and prudent as we navigate our way through these uncertain times."

Fourth Quarter 2020 Results

Business Volume

Our outstanding business volume was $21.9 billion as of December 31, 2020, a net decrease of $65.2 million from September 30, 2020 after taking into account all new business, maturities, and repayments on existing assets. This net decrease was comprised of a $580.1 million net decrease in Institutional Credit, partially offset by increases of $331.8 million in Farm & Ranch, $131.5 million in Rural Utilities and $51.6 million in USDA Guarantees.

The Farm & Ranch line of business experienced net growth of $331.8 million during fourth quarter 2020 attributable to net increases of $308.5 million in outstanding loan purchase volume, $10.6 million of loans held in consolidated trusts, and $12.7 million in loans underlying LTSPCs and off-balance sheet Farmer Mac Guaranteed Securities. The net growth in fourth quarter 2020 reflected our ability to retain borrowers in a competitive interest rate environment as well as proactively engaging with lenders to focus on customer acquisition and retention strategies in an increasingly competitive environment.

Outstanding business volume in our Rural Utilities line of business increased by $131.5 million during fourth quarter 2020, primarily due to $151.1 million of new loans purchased, including a $44.3 million solar project financing as part of our renewable energy strategic initiative. The increase was offset by a $19.5 million net decrease in LTSPCs.

Our USDA Guarantees line of business experienced net growth of $51.6 million in fourth quarter 2020. This net increase reflected the continued growth in customer relationships and the ability to more effectively meet customer demands in an increasingly competitive interest rate environment.

The $580.1 million net decrease in the Institutional Credit line of business during fourth quarter 2020 was primarily due to two large counterparties who reduced their amount of outstanding credit in connection with scheduled maturities and payments on multiple AgVantage bonds. Changes in quarterly AgVantage securities volume are primarily driven by the generally larger transaction sizes for that product, scheduled maturity amounts for a particular quarter, the liquidity needs of Farmer Mac’s AgVantage counterparties, and changes in the pricing and availability of wholesale funding.

Spreads

Net interest income for fourth quarter 2020 was $56.3 million, a $6.9 million increase compared to $49.4 million in the prior-year period, primarily driven by net growth across most lines of business. Net interest yield was 0.96% in fourth quarter 2020 compared to 0.95% in the year-ago period.

Net effective spread, a non-GAAP measure, for fourth quarter 2020 was $54.5 million, an $8.5 million increase from $46.0 million in the prior year period. This increase was primarily attributable to growth in outstanding business volume, which increased net effective spread by approximately $6.1 million due to net business volume growth across most lines of business, excluding Institutional Credit, and a $2.3 million decrease in non-GAAP funding costs. In percentage terms, net effective spread was 0.98% for fourth quarter 2020, as compared to 0.95% in fourth quarter 2019. The increase of 0.03% was primarily attributable to net volume growth and scheduled maturities and payments on multiple AgVantage bonds earning a lower spread.

Earnings

Farmer Mac's net income attributable to common stockholders for fourth quarter 2020 were $29.4 million ($2.73 per diluted common share), compared to $29.1 million ($2.70 per diluted common share) in fourth quarter 2019. The $0.3 million year-over-year increase in net income attributable to common stockholders was primarily due to a $5.5 million after-tax increase in net interest income, partially offset by a $2.6 million after-tax increase in operating expenses, a $0.8 million after-tax increase decrease in the fair value of undesignated financial derivatives due to fluctuations in long-term interest rates, and a $1.8 million increase in preferred stock dividends.

Farmer Mac enters into financial derivatives transactions to hedge interest rate risks inherent in its business and carries its financial derivatives at fair value in its consolidated financial statements. As these fluctuations are not expected to have a cumulative impact on Farmer Mac's earnings, Farmer Mac uses non-GAAP core earnings as a useful alternative measure to understand the business.

Farmer Mac's non-GAAP core earnings for fourth quarter 2020 were $26.4 million ($2.45 per diluted common share), compared to $24.5 million ($2.27 per diluted common share) in fourth quarter 2019. The $1.9 million year-over-year increase in core earnings was primarily due to a $6.7 million after-tax increase in net effective spread, partially offset by a $2.6 million after-tax increase in operating expenses, and a $1.8 million increase in preferred stock dividends.

Fiscal Year 2020 Results

Our outstanding business volume was $21.9 billion as of December 31, 2020, a net increase of $806.2 million from December 31, 2019 after taking into account all new business, maturities, and repayments on existing assets. This increase was driven by net growth of $804.2 million in Farm & Ranch, $536.3 million in Rural Utilities, and $166.5 million in USDA Guarantees, partially offset by a net decrease of $700.9 million in the Institutional Credit line of business.

The $804.2 million net increase in our Farm & Ranch line of business was comprised of a $1.2 billion net increase in outstanding loan purchase volume that was partially offset by net decreases of $313.9 million in loans held in consolidated trusts and $95.7 million in loans underlying LTSPCs and off-balance sheet Farmer Mac Guaranteed Securities. The net growth in 2020 reflected our ability to retain borrowers in a decreasing interest rate environment by proactively engaging with borrowers and adjusting their rates and loan sizes to reflect current market conditions and their specific funding needs. We broadened and deepened our market share as evidenced by gross new loan purchase volume increasing 82%, or $1.1 billion, versus 2019. Of this gross new loan purchase volume, 80% is attributable to active lenders (lenders selling Farmer Mac volume in 2020 and 2019) and 20% is attributable to new or previously inactive lenders.

Our USDA Guarantees line of business grew by $166.5 million in 2020. Our gross volume of $777.9 million was the highest gross volume that we have ever recorded in any calendar year. This growth reflected the positive effect of adjustments that we made to our product structure in the second half of 2019 to more effectively meet customer demands in an increasingly competitive rate environment and in response to increased loan limits permitted by the 2018 Farm Bill,

The $536.3 million net growth in our Rural Utilities line of business reflected a $589.1 million net increase in outstanding loan purchase volume that was partially offset by a $52.9 net decrease in loans under LTSPCs. During 2020, we funded $64.3 million of loans as part of our renewable energy strategic initiative, in solar and wind projects.

The $700.9 million net decrease in the Institutional Credit line of business during 2020 was due primarily to three large counterparties who reduced their amount of outstanding credit in connection with scheduled maturities and payments on multiple AgVantage bonds. The year-over-year changes in AgVantage securities volume are primarily driven by the generally larger transaction sizes for that product, scheduled maturity amounts, the liquidity needs of Farmer Mac’s AgVantage counterparties, and changes in the pricing and availability of wholesale funding.

Spreads

Net interest income for 2020 was $190.6 million, a $17.5 million increase compared to $173.1 million in 2019, primarily driven by net growth across most lines of business. Net interest yield was 0.85% in 2020 compared to 0.87% in 2019.

Net effective spread, a non-GAAP measure, increased 17% to $197.0 million in 2020, compared to $168.6 million in 2019. The increase was primarily due to new business volume, which increased net effective spread by approximately $23.2 million, and a $4.6 million decrease in non-GAAP funding costs. In percentage terms, net effective spread improved 0.02% to 0.93% in 2020, compared to 0.91% in 2019 primarily due to new business volume.

Earnings

Farmer Mac's net income attributable to common stockholders for 2020 were $89.2 million ($8.27 per diluted common share), compared to $93.7 million ($8.69 per diluted common share) in 2019. The difference was primarily due to a $7.5 million after-tax increase in operating expenses, a $4.4 million after-tax decrease in the fair value of undesignated financial derivatives due to fluctuations in long-term interest rates, a $3.9 million increase in preferred stock dividends, and a $3.6 million after-tax increase in the total provision for credit losses. These decreases were partially offset by a $13.8 million after-tax increase in net interest income and a $1.3 million after-tax increase in other income.

Farmer Mac's non-GAAP core earnings for 2020 were $100.6 million ($9.33 per diluted common share), compared to $93.7 million ($8.70 per diluted common share) in 2019. The year-over-year increase in core earnings was primarily due to a $22.4 million after-tax increase in net effective spread. This increase was partially offset by a $7.5 million after-tax increase in operating expenses, a $3.9 million increase in preferred stock dividends, and a $3.6 million after-tax increase in the total provision for credit losses.

See "Use of Non-GAAP Measures" below for more information about core earnings, core earnings per share, and net effective spread and for reconciliations of the comparable GAAP measures to these non-GAAP measures.

Credit

As of December 31, 2020, Farmer Mac's total allowance for losses was $17.6 million, compared to $12.6 million as of December 31, 2019. In fourth quarter 2020, our forecasts continue to include the effects of the COVID-19 pandemic on economic factors such as land values, gross domestic product, credit spreads, and unemployment. The total provision for losses in fourth quarter 2020 was approximately $3.0 million, primarily related to a specialized poultry loan, partially offset by improvements in credit quality. The provision was more than offset by the charge-off of $5.4 million related to that specialized poultry loan because a portion of the loan was deemed to be uncollectible. Across all of Farmer Mac's lines of business, Farmer Mac's allowance for losses represented 0.08% of total outstanding business volume as of December 31, 2020, compared to 0.06% as of December 31, 2019.
As of December 31, 2020, Farmer Mac's Farm & Ranch substandard assets were $291.5 million, compared to $310.0 million as of December 31, 2019. The $18.5 million decrease in substandard assets was primarily driven by credit upgrades in our on-balance sheet portfolio, partially offset by credit downgrades in our off-balance sheet portfolio during the year.
As of December 31, 2020, Farmer Mac's 90-day delinquencies were $46.2 million (0.54% of the Farm & Ranch portfolio), compared to $61.0 million (0.78% of the Farm & Ranch portfolio) as of December 31, 2019. The year-over-year decrease in 90-day delinquencies is primarily driven by three commodity groups – permanent plantings, livestock, and part-time farms. The decreases in those commodity groups were partially offset by increases related to the agricultural storage & processing loan secured by a specialized poultry facility and multiple crop loans. Across all of Farmer Mac's lines of business, 90-day delinquencies represented 0.21% of total outstanding business volume as of December 31, 2020, compared to 0.29% as of December 31, 2019. Loans under COVID-19 deferment are not considered past due and are not included in our delinquent loan statistics. Farmer Mac believes that it remains adequately collateralized on its delinquent loans.

Capital

As of December 31, 2020, Farmer Mac's core capital level was $1.0 billion, which was $325.5 million above the minimum capital level required by our statutory charter. This compares to $815.4 million as of December 31, 2019, which was $196.7 million above the minimum capital requirement. Farmer Mac's Tier 1 capital ratio was 14.1% as of December 31, 2020. The increase in capital in excess of the minimum capital level required was primarily due to the issuance of the Series E Preferred Stock and Series F Preferred Stock and the increase in retained earnings, partially offset by growth in our outstanding business volume and the redemption of the Series A Preferred Stock.

Dividends

On February 23, 2021, Farmer Mac's board of directors declared a quarterly dividend of $0.88 per share on all three classes of common stock - Class A voting common stock (NYSE: AGM.A), Class B voting common stock (not listed on any exchange), and Class C non-voting common stock (NYSE; AGM). This quarterly dividend will be payable on March 31, 2021 to holders of record of common stock as of March 16, 2021. This is the tenth consecutive year that Farmer Mac has increased its quarterly common stock dividend, and Farmer Mac believes that the most recent increase is supported by Farmer Mac's earnings potential and overall capital position.

Farmer Mac's board of directors also declared a dividend on each of Farmer Mac's four classes of preferred stock. The quarterly dividend of $0.375 per share of 6.000% Fixed-to-Floating Rate Non-Cumulative referred Stock, Series C (NYSE: AGM.PR.C), $0.35625 per share of 5.700% Non-Cumulative Preferred Stock, Series D (NYSE: AGM.PR.D), $0.359375 per share of 5.750% Non-Cumulative Preferred Stock, Series E (NYSE: AGM.PR.E), and $0.328125 per share of 5.250% Non-Cumulative Preferred Stock, Series F (NYSE: AGM.PR.F) is for the period from but not including January 17, 2021 to and including April 17, 2021. The preferred dividends will be payable on April 17, 2021 to holders of record as of April 1, 2021.

Earnings Conference Call Information

The conference call to discuss Farmer Mac's 2020 financial results will be held beginning at 5:00 p.m. Eastern time on Thursday, February 25 and can be accessed by telephone or live webcast as follows:

Telephone (Domestic): (888) 346-2616
Telephone (International): (412) 902-4254
Webcast: https://www.farmermac.com/investors/events-presentations/

When dialing in to the call, please ask for the "Farmer Mac Earnings Conference Call." The call can be heard live and will also be available for replay on Farmer Mac’s website for two weeks following the conclusion of the call.

More complete information about Farmer Mac's performance for 2020 is in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2020 filed today with the SEC.

Use of Non-GAAP Measures

In the accompanying analysis of its financial information, Farmer Mac uses the following non-GAAP measures: "core earnings," "core earnings per share," and "net effective spread." Farmer Mac uses these non-GAAP measures to measure corporate economic performance and develop financial plans because, in management's view, they are useful alternative measures in understanding Farmer Mac's economic performance, transaction economics, and business trends. The non-GAAP financial measures that Farmer Mac uses may not be comparable to similarly labeled non-GAAP financial measures disclosed by other companies. Farmer Mac's disclosure of these non-GAAP measures is intended to be supplemental in nature and is not meant to be considered in isolation from, as a substitute for, or as more important than, the related financial information prepared in accordance with GAAP.

Core earnings and core earnings per share principally differ from net income attributable to common stockholders and earnings per common share, respectively, by excluding the effects of fair value fluctuations. These fluctuations are not expected to have a cumulative net impact on Farmer Mac's financial condition or results of operations reported in accordance with GAAP if the related financial instruments are held to maturity, as is expected.

Core earnings and core earnings per share also differ from net income attributable to common stockholders and earnings per common share, respectively, by excluding specified infrequent or unusual transactions that Farmer Mac believes are not indicative of future operating results and that may not reflect the trends and economic financial performance of Farmer Mac's core business. For example, we have excluded from core earnings losses on retirement of preferred stock and the re-measurement of the deferred tax asset.

Farmer Mac uses net effective spread to measure the net spread Farmer Mac earns between its interest-earning assets and the related net funding costs of these assets. Net effective spread differs from net interest income and net interest yield because it excludes: (1) the amortization of premiums and discounts on assets consolidated at fair value that are amortized as adjustments to yield in interest income over the contractual or estimated remaining lives of the underlying assets; (2) interest income and interest expense related to consolidated trusts with beneficial interests owned by third parties, which are presented on Farmer Mac's consolidated balance sheets as "Loans held for investment in consolidated trusts, at amortized cost"; and (3) the fair value changes of financial derivatives and the corresponding assets or liabilities designated in a fair value hedge accounting relationship.

Net effective spread also principally differs from net interest income and net interest yield because it includes: (1) the accrual of income and expense related to the contractual amounts due on financial derivatives that are not designated in hedge accounting relationships ("undesignated financial derivatives"); and (2) the net effects of terminations or net settlements on financial derivatives. More information about Farmer Mac’s use of non-GAAP measures is available in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations" in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2020 filed February 25, 2021 with the SEC.

For a reconciliation of Farmer Mac's net income attributable to common stockholders to core earnings and of earnings per common share to core earnings per share, and net interest income and net interest yield to net effective spread, see "Reconciliations" below.

Forward-Looking Statements

Management's expectations for Farmer Mac's future necessarily involve assumptions and estimates and the evaluation of risks and uncertainties. Various factors or events, both known and unknown, could cause Farmer Mac's actual results to differ materially from the expectations as expressed or implied by the forward-looking statements in this release, including uncertainties about:

•the duration, spread, and severity of the COVID-19 pandemic;
•the actions taken to address the COVID-19 pandemic, including government actions to mitigate the economic impact of the pandemic, how quickly and to what extent normal economic and operating conditions can resume, the possibility of future disruptions to economic recovery caused by additional outbreaks, regulatory measures or voluntary actions that may be put in place to limit the spread of COVID-19, and the duration and efficacy of such restrictions;

•the effects of the COVID-19 pandemic on the business operations of agricultural and rural borrowers, the capital markets, and Farmer Mac's business operations;
•the availability to Farmer Mac of debt and equity financing and, if available, the reasonableness of rates and terms;

•legislative or regulatory developments that could affect Farmer Mac, its sources of business, or the agricultural or rural utilities industries;
•fluctuations in the fair value of assets held by Farmer Mac and its subsidiaries;
•the level of lender interest in Farmer Mac's products and the secondary market provided by Farmer Mac;
•the general rate of growth in agricultural mortgage and rural utilities indebtedness;
•the effect of economic conditions and geopolitics on agricultural mortgage or rural utilities lending, borrower repayment capacity, or collateral values, including fluctuations in interest rates, changes in U.S. trade policies, fluctuations in export demand for U.S. agricultural products, and volatility in commodity prices;
•the degree to which Farmer Mac is exposed to interest rate risk resulting from fluctuations in Farmer Mac's borrowing costs relative to market indexes;
•developments in the financial markets, including possible investor, analyst, and rating agency reactions to events involving government-sponsored enterprises, including Farmer Mac;
•the effect of any changes in Farmer Mac's executive leadership; and
•other factors that could have a negative effect on agricultural mortgage lending or borrower repayment capacity, including the effects of weather and fluctuations in agricultural real estate values.

Other risk factors are discussed in "Risk Factors" in Part I, Item 1A in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2020, filed today with the SEC. Considering these potential risks and uncertainties, no undue reliance should be placed on any forward-looking statements expressed in this release. The forward-looking statements contained in this release represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as otherwise required by applicable law. The information in this release is not necessarily indicative of future results.

About Farmer Mac
Farmer Mac is a vital part of the agricultural credit markets and was created to increase access to and reduce the cost of credit for the benefit of American agricultural and rural communities. As the nation’s secondary market for agricultural credit, we provide financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing and risk management tools. Farmer Mac's customers benefit from our low cost of funds, low overhead costs, and high operational efficiency. More information about Farmer Mac (including the Annual Report on Form 10-K referenced above) is available on Farmer Mac's website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
Megan Murray-Pelaez, Media Inquiries
(202) 872-7700

* * * *

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	As of
	December 31, 2020	December 31, 2019
	(in thousands)
Assets:
Cash and cash equivalents	$1,033,941	$604,381
Investment securities:
Available-for-sale, at fair value (amortized cost of $3,843,666 and $2,961,430, respectively)	3,853,692	2,959,843
Held-to-maturity, at amortized cost	45,032	45,032
Total Investment Securities	3,898,724	3,004,875
Farmer Mac Guaranteed Securities:
Available-for-sale, at fair value (amortized cost of $6,594,992 and $7,016,971, respectively)	6,947,701	7,143,025
Held-to-maturity, at amortized cost	1,175,792	1,447,451
Total Farmer Mac Guaranteed Securities	8,123,493	8,590,476
USDA Securities:
Trading, at fair value	6,695	8,913
Held-to-maturity, at amortized cost	2,473,626	2,232,160
Total USDA Securities	2,480,321	2,241,073
Loans:
Loans held for investment, at amortized cost	7,261,933	5,390,977
Loans held for investment in consolidated trusts, at amortized cost	1,287,045	1,600,917
Allowance for losses	(13,832)	(10,454)
Total loans, net of allowance	8,535,146	6,981,440
Financial derivatives, at fair value	17,468	10,519
Interest receivable (includes $16,401 and $20,568, respectively, related to consolidated trusts)	186,429	199,195
Guarantee and commitment fees receivable	37,113	38,442
Deferred tax asset, net	18,321	16,510
Prepaid expenses and other assets	24,545	22,463
Total Assets	$24,355,501	$21,709,374

Liabilities and Equity:
Liabilities:
Notes payable	21,848,917	19,098,648
Debt securities of consolidated trusts held by third parties	1,323,786	1,616,504
Financial derivatives, at fair value	29,892	27,042
Accrued interest payable (includes $14,370 and $18,018, respectively, related to consolidated trusts)	92,738	106,959
Guarantee and commitment obligation	35,535	36,700
Accounts payable and accrued expenses	28,879	22,081
Reserve for losses	3,277	2,164
Total Liabilities	23,363,024	20,910,098
Commitments and Contingencies
Equity:
Preferred stock:
Series A, par value $25 per share, 2,400,000 shares authorized, issued and outstanding as of December 31, 2019 (redemption value $60,000,000)	—	58,333
Series C, par value $25 per share, 3,000,000 shares authorized, issued and outstanding	73,382	73,382
Series D, par value $25 per share, 4,000,000 shares authorized, issued and outstanding	96,659	96,659
Series E, par value $25 per share, 3,180,000 shares authorized, issued and outstanding	77,003	—
Series F, par value $25 per share, 4,800,000 shares authorized, issued and outstanding	116,160	—
Common stock:
Class A Voting, $1 par value, no maximum authorization, 1,030,780 shares outstanding	1,031	1,031
Class B Voting, $1 par value, no maximum authorization, 500,301 shares outstanding	500	500
Class C Non-Voting, $1 par value, no maximum authorization, 9,205,897 shares and 9,180,744 shares outstanding, respectively	9,206	9,181
Additional paid-in capital	122,899	119,304
Accumulated other comprehensive loss, net of tax	(13,923)	(16,161)
Retained earnings	509,560	457,047
Total Equity	992,477	799,276
Total Liabilities and Equity	$24,355,501	$21,709,374

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended		For the Year Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
	(in thousands, except per share amounts)
Interest income:
Investments and cash equivalents	$6,908	$19,804	$42,144	$81,522
Farmer Mac Guaranteed Securities and USDA Securities	49,047	81,267	227,691	333,896
Loans	61,469	61,883	233,699	229,675
Total interest income	117,424	162,954	503,534	645,093
Total interest expense	61,157	113,584	312,946	471,958
Net interest income	56,267	49,370	190,588	173,135
Provision for losses	(3,263)	(2,430)	(7,805)	(3,504)
Net interest income after provision for losses	53,004	46,940	182,783	169,631
Non-interest income/(expense):
Guarantee and commitment fees	3,054	3,401	12,549	13,666
Gains/(losses) on financial derivatives	3,093	4,089	(246)	5,282
Gains on trading securities	223	172	50	326
Losses on sale of available-for-sale investment securities	—	(236)	—	(236)
(Losses)/gains on sale of real estate owned	(22)	—	463	—
Release of/(provision for) reserve for losses	290	(421)	(250)	3
Other income	848	526	3,487	1,904
Non-interest income/(expense)	7,486	7,531	16,053	20,945
Operating expenses:
Compensation and employee benefits	9,497	6,732	36,502	28,762
General and administrative	6,274	5,773	21,976	20,311
Regulatory fees	750	725	2,925	2,788
Real estate owned operating costs, net	—	—	—	64
Operating expenses	16,521	13,230	61,403	51,925
Income before income taxes	43,969	41,241	137,433	138,651
Income tax expense	9,269	8,743	28,785	29,105
Net income	34,700	32,498	108,648	109,546
Preferred stock dividends	(5,269)	(3,432)	(17,805)	(13,940)
Loss on retirement of preferred stock	—	—	(1,667)	(1,956)
Net income attributable to common stockholders	$29,431	$29,066	$89,176	$93,650

Earnings per common share:
Basic earnings per common share	$2.74	$2.72	$8.31	$8.76
Diluted earnings per common share	$2.73	$2.70	$8.27	$8.69

Reconciliations
Reconciliations of Farmer Mac's net income attributable to common stockholders to core earnings and core earnings per share are presented in the following tables along with information about the composition of core earnings for the periods indicated:

Reconciliation of Net Income Attributable to Common Stockholders to Core Earnings
	For the Three Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019
	(in thousands, except per share amounts)
Net income attributable to common stockholders	$29,431	$18,659	$29,066
Less reconciling items:
(Losses)/gains on undesignated financial derivatives due to fair value changes	(1,758)	(4,149)	4,469
Gains/(losses) on hedging activities due to fair value changes	3,827	(5,245)	(220)
Unrealized gains/(losses) on trading assets	223	(258)	172
Net effects of amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(77)	97	40
Net effects of terminations or net settlements on financial derivatives	1,583	233	1,339
Issuance costs on the retirement of preferred stock	—	(1,667)	—
Income tax effect related to reconciling items	(798)	1,957	(1,218)
Sub-total	3,000	(9,032)	4,582
Core earnings	$26,431	$27,691	$24,484

Composition of Core Earnings:
Revenues:
Net effective spread(1)	$54,522	$51,802	$45,991
Guarantee and commitment fees(2)	4,652	4,659	5,432
Other(3)	512	453	100
Total revenues	59,686	56,914	51,523

Credit related expense (GAAP):
Provision for losses	2,973	1,200	2,851
Losses on sale of REO	22	—	—
Total credit related expense	2,995	1,200	2,851

Operating expenses (GAAP):
Compensation and employee benefits	9,497	8,791	6,732
General and administrative	6,274	5,044	5,773
Regulatory fees	750	725	725
Total operating expenses	16,521	14,560	13,230

Net earnings	40,170	41,154	35,442
Income tax expense(4)	8,470	8,297	7,526
Preferred stock dividends (GAAP)	5,269	5,166	3,432
Core earnings	$26,431	$27,691	$24,484

Core earnings per share:
Basic	$2.46	$2.58	$2.29
Diluted	2.45	2.57	2.27
(1)Net effective spread is a non-GAAP measure. See "Use of Non-GAAP Measures" above for an explanation of net effective spread. See below for a reconciliation of net interest income to net effective spread.
(2)Includes interest income and interest expense related to consolidated trusts owned by third parties reclassified from net interest income to guarantee and commitment fees to reflect management's view that the net interest income Farmer Mac earns is effectively a guarantee fee on the consolidated Farmer Mac Guaranteed Securities.

(3)Reflects reconciling adjustments for the reclassification to exclude expenses related to interest rate swaps not designated as hedges and terminations or net settlements on financial derivatives, and reconciling adjustments to exclude fair value adjustments on financial derivatives and trading assets and the recognition of deferred gains over the estimated lives of certain Farmer Mac Guaranteed Securities and USDA Securities.
(4)Includes the tax impact of non-GAAP reconciling items between net income attributable to common stockholders and core earnings.

Reconciliation of Net Income Attributable to Common Stockholders to Core Earnings
	For the Year Ended
	December 31, 2020	December 31, 2019
	(in thousands, except per share amounts)
Net income attributable to common stockholders	$89,176	$93,650
Less reconciling items:
(Losses)/gains on undesignated financial derivatives due to fair value changes	(3,691)	10,077
Losses on hedging activities due to fair value changes	(10,019)	(9,010)
Unrealized gains on trading securities	51	326
Net effects of amortization of premiums/discounts and deferred gains on assets consolidated at fair value	58	(122)
Net effects of terminations or net settlements on financial derivatives	1,236	1,089
Issuance costs on the retirement of preferred stock	(1,667)	(1,956)
Income tax effect related to reconciling items	2,596	(496)
Sub-total	(11,436)	(92)
Core earnings	$100,612	$93,742

Composition of Core Earnings:
Revenues:
Net effective spread(1)	$196,956	$168,608
Guarantee and commitment fees(2)	19,150	21,335
Other(3)	2,687	1,775
Total revenues	218,793	191,718

Credit related expense (GAAP):
Provision for losses	8,055	3,501
REO operating expenses	—	64
Gains on sale of REO	(463)	—
Total credit related expense	7,592	3,565

Operating expenses (GAAP):
Compensation and employee benefits	36,502	28,762
General and administrative	21,976	20,311
Regulatory fees	2,925	2,788
Total operating expenses	61,403	51,861

Net earnings	149,798	136,292
Income tax expense(4)	31,381	28,610
Preferred stock dividends (GAAP)	17,805	13,940
Core earnings	$100,612	$93,742

Core earnings per share:
Basic	$9.38	$8.76
Diluted	9.33	8.70
(1)Net effective spread is a non-GAAP measure. See "Use of Non-GAAP Measures" above for an explanation of net effective spread. See below for a reconciliation of net interest income to net effective spread.
(2)Includes interest income and interest expense related to consolidated trusts owned by third parties reclassified from net interest income to guarantee and commitment fees to reflect management's view that the net interest income Farmer Mac earns is effectively a guarantee fee on the consolidated Farmer Mac Guaranteed Securities.

(3)Reflects reconciling adjustments for the reclassification to exclude expenses related to interest rate swaps not designated as hedges and terminations or net settlements on financial derivatives, and reconciling adjustments to exclude fair value adjustments on financial derivatives and trading assets and the recognition of deferred gains over the estimated lives of certain Farmer Mac Guaranteed Securities and USDA Securities.
(4)Includes the tax impact of non-GAAP reconciling items between net income attributable to common stockholders and core earnings.

Reconciliation of GAAP Basic Earnings Per Share to Core Earnings Basic Earnings Per Share
	For the Three Months Ended			For the Year Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
	(in thousands, except per share amounts)
GAAP - Basic EPS	$2.74	$1.74	$2.72	$8.31	$8.76
Less reconciling items:
(Losses)/gains on undesignated financial derivatives due to fair value changes	(0.17)	(0.39)	0.42	(0.34)	0.94
Gains/(losses) on hedging activities due to fair value changes	0.36	(0.49)	(0.02)	(0.94)	(0.83)
Unrealized gains/(losses) on trading securities	0.02	(0.02)	0.02	—	0.03
Net effects of amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(0.01)	0.01	—	0.01	(0.01)
Net effects of terminations or net settlements on financial derivatives	0.15	0.02	0.13	0.12	0.10
Issuance costs on the retirement of preferred stock	—	(0.15)	—	(0.16)	(0.18)
Income tax effect related to reconciling items	(0.07)	0.18	(0.12)	0.24	(0.05)
Sub-total	0.28	(0.84)	0.43	(1.07)	—
Core Earnings - Basic EPS	$2.46	$2.58	$2.29	$9.38	$8.76

Shares used in per share calculation (GAAP and Core Earnings)	10,736	10,734	10,711	10,728	10,696

Reconciliation of GAAP Diluted Earnings Per Share to Core Earnings Diluted Earnings Per Share
	For the Three Months Ended			For the Year Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
	(in thousands, except per share amounts)
GAAP - Diluted EPS	$2.73	$1.73	$2.70	$8.27	$8.69
Less reconciling items:
(Losses)/gains on undesignated financial derivatives due to fair value changes	(0.16)	(0.39)	0.42	(0.34)	0.93
Gains/(losses) on hedging activities due to fair value changes	0.35	(0.49)	(0.02)	(0.93)	(0.83)
Unrealized gains/(losses) on trading securities	0.02	(0.02)	0.02	—	0.03
Net effects of amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(0.01)	0.01	—	0.01	(0.01)
Net effects of terminations or net settlements on financial derivatives	0.15	0.02	0.12	0.11	0.10
Issuance costs on the retirement of preferred stock	—	(0.15)	—	(0.15)	(0.18)
Income tax effect related to reconciling items	(0.07)	0.18	(0.11)	0.24	(0.05)
Sub-total	0.28	(0.84)	0.43	(1.06)	(0.01)
Core Earnings - Diluted EPS	$2.45	$2.57	$2.27	$9.33	$8.70

Shares used in per share calculation (GAAP and Core Earnings)	10,799	10,785	10,784	10,786	10,778

The following table presents a reconciliation of net interest income and net yield to net effective spread for the periods indicated:

Reconciliation of GAAP Net Interest Income/Yield to Net Effective Spread
	For the Three Months Ended						For the Year Ended
	December 31, 2020		September 30, 2020		December 31, 2019		December 31, 2020		December 31, 2019
	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
Net interest income/yield	$56,267	0.96%	$44,661	0.78%	$49,370	0.95%	$190,588	0.85%	$173,135	0.87%
Net effects of consolidated trusts	(1,598)	0.03%	(1,500)	0.02%	(2,031)	0.03%	(6,601)	0.02%	(7,669)	0.03%
Expense related to undesignated financial derivatives	3,459	0.06%	3,613	0.07%	(725)	(0.02)%	3,468	0.02%	(5,095)	(0.03)%
Amortization of premiums/discounts on assets consolidated at fair value	290	—%	(81)	—%	58	—%	197	—%	398	—%
Amortization of losses due to terminations or net settlements on financial derivatives	30	—%	62	—%	30	—%	120	—%	(68)	—%
Fair value changes on fair value hedge relationships	(3,925)	(0.07)%	5,047	0.09%	(711)	(0.01)%	9,184	0.04%	7,907	0.04%
Net effective spread	$54,523	0.98%	$51,802	0.96%	$45,991	0.95%	$196,956	0.93%	$168,608	0.91%

The following table presents core earnings for Farmer Mac's reportable operating segments and a reconciliation to consolidated net income for the three months ended December 31, 2020:

Core Earnings by Business Segment
For the Three Months Ended December 31, 2020
	Farm & Ranch	USDA Guarantees	Rural Utilities	Institutional Credit	Corporate	Reconciling Adjustments		Consolidated Net Income
	(in thousands)
Net interest income	$20,133	$4,879	$9,185	$19,894	$2,176	$—		$56,267
Less: reconciling adjustments(1)(2)(3)	180	1,907	(1,863)	(2,493)	524	1,745		—
Net effective spread	20,313	6,786	7,322	17,401	2,700	1,745
Guarantee and commitment fees(2)	4,135	192	319	6	—	(1,598)		3,054
Other income/(expense)(3)	359	234	20	—	(123)	3,652		4,142
Non-interest income/(loss)	4,494	426	339	6	(123)	2,054		7,196

(Provision for)/(release of) loan losses	(3,371)	—	(5)	112	1	—		(3,263)

Release of reserve for losses	181	—	109	—	—	—		290
Other non-interest expense	(5,782)	(2,225)	(1,796)	(2,178)	(4,540)	—		(16,521)
Non-interest expense(4)	(5,601)	(2,225)	(1,687)	(2,178)	(4,540)	—		(16,231)
Core earnings before income taxes	15,835	4,987	5,969	15,341	(1,962)	3,799	(5)	43,969
Income tax (expense)/benefit	(3,325)	(1,047)	(1,253)	(3,222)	377	(799)		(9,269)
Core earnings before preferred stock dividends	12,510	3,940	4,716	12,119	(1,585)	3,000	(5)	34,700
Preferred stock dividends	—	—	—	—	(5,269)	—		(5,269)
Loss on retirement of preferred stock	—	—	—	—	—	—		—
Segment core earnings/(losses)	$12,510	$3,940	$4,716	$12,119	$(6,854)	$3,000	(5)	$29,431

Total assets at carrying value	$6,305,975	$2,553,176	$2,365,996	$8,128,489	$5,001,865	$—		$24,355,501
Total on- and off-balance sheet program assets at principal balance	$8,581,181	$2,786,718	$2,816,837	$7,739,359	$—	$—		$21,924,095
(1)Excludes the amortization of premiums and discounts on assets consolidated at fair value, originally included in interest income, to reflect core earnings amounts.
(2)Includes the reclassification of interest income and interest expense from consolidated trusts owned by third parties to guarantee and commitment fees, to reflect management's view that the net interest income Farmer Mac earns is effectively a guarantee fee.
(3)Includes the reclassification of interest expense related to interest rate swaps not designated as hedges, which are included in "(Losses)/gains on financial derivatives" on the consolidated financial statements, to determine the effective funding cost for each operating segment.
(4)Includes directly attributable costs and an allocation of indirectly attributable costs based on employee headcount.
(5)Net adjustments to reconcile to the corresponding income measures: core earnings before income taxes reconciled to income before income taxes; core earnings before preferred stock dividends reconciled to net income; and segment core earnings reconciled to net income attributable to common stockholders.

Supplemental Information
The following table sets forth information about outstanding volume in each of Farmer Mac's four lines of business as of the dates indicated:

Lines of Business - Outstanding Business Volume
	As of December 31, 2020	As of December 31, 2019
	(in thousands)
Farm & Ranch:
Loans	$4,889,393	$3,675,640
Loans held in trusts:
Beneficial interests owned by third party investors	1,287,045	1,600,917
LTSPCs	2,325,431	2,393,071
Guaranteed Securities	79,312	107,322
USDA Guarantees:
USDA Securities	2,452,964	2,199,072
Farmer Mac Guaranteed USDA Securities	333,754	421,103
Rural Utilities:
Loans	2,260,412	1,671,293
LTSPCs	556,425	609,278
Institutional Credit
AgVantage Securities	7,739,359	8,440,246
Total	$21,924,095	$21,117,942

The following table presents the quarterly net effective spread by segment:

	Net Effective Spread by Line of Business
	Farm & Ranch		USDA Guarantees		Rural Utilities		Institutional Credit		Corporate		Net Effective Spread
	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
For the quarter ended:
December 31, 2020(1)	$20,313	1.75%	$6,786	1.10%	$7,322	1.35%	$17,401	0.85%	$2,700	0.22%	$54,522	0.98%
September 30, 2020	18,025	1.67%	5,865	0.97%	6,939	1.32%	18,601	0.87%	2,372	0.23%	51,802	0.96%
June 30, 2020	16,733	1.71%	4,689	0.81%	5,516	1.15%	18,782	0.86%	749	0.08%	46,469	0.89%
March 31, 2020	14,938	1.64%	4,625	0.81%	4,920	1.14%	17,702	0.84%	1,978	0.21%	44,163	0.89%
December 31, 2019	16,374	1.90%	4,363	0.78%	4,871	1.17%	18,008	0.85%	2,375	0.27%	45,991	0.95%
September 30, 2019	13,181	1.66%	4,314	0.79%	4,502	1.16%	17,807	0.84%	2,657	0.30%	42,461	0.90%
June 30, 2019	13,335	1.72%	4,097	0.76%	3,996	1.10%	17,371	0.82%	2,556	0.34%	41,355	0.91%
March 31, 2019	12,737	1.70%	3,964	0.74%	3,233	1.12%	16,373	0.79%	2,494	0.35%	38,801	0.89%
December 31, 2018	13,288	1.79%	4,630	0.85%	2,833	1.19%	15,751	0.80%	2,353	0.36%	38,855	0.93%
(1)See above for a reconciliation of GAAP net interest income by line of business to net effective spread by line of business for the three months ended December 31, 2020.

The following table presents quarterly core earnings reconciled to net income attributable to common stockholders:

Core Earnings by Quarter Ended
	December 2020	September 2020	June 2020	March 2020	December 2019	September 2019	June 2019	March 2019	December 2018
	(in thousands)
Revenues:
Net effective spread	$54,522	$51,802	$46,469	$44,163	$45,991	$42,461	$41,355	$38,801	$38,855
Guarantee and commitment fees	4,652	4,659	4,943	4,896	5,432	5,208	5,276	5,419	5,309
Other	512	453	1,048	674	100	389	777	509	(129)
Total revenues	59,686	56,914	52,460	49,733	51,523	48,058	47,408	44,729	44,035

Credit related expense/(income):
Provision for/(release of) losses	2,973	1,200	51	3,831	2,851	623	420	(393)	166
REO operating expenses	—	—	—	—	—	—	64	—	—
Losses/(gains) on sale of REO	22	—	—	(485)	—	—	—	—	—
Total credit related expense/(income)	2,995	1,200	51	3,346	2,851	623	484	(393)	166

Operating expenses:
Compensation and employee benefits	9,497	8,791	8,087	10,127	6,732	7,654	6,770	7,606	7,167
General and administrative	6,274	5,044	5,295	5,363	5,773	5,253	4,689	4,596	5,829
Regulatory fees	750	725	725	725	725	688	687	688	687
Total operating expenses	16,521	14,560	14,107	16,215	13,230	13,595	12,146	12,890	13,683

Net earnings	40,170	41,154	38,302	30,172	35,442	33,840	34,778	32,232	30,186
Income tax expense	8,470	8,297	8,016	6,598	7,526	7,018	7,351	6,715	6,431
Preferred stock dividends	5,269	5,166	3,939	3,431	3,432	3,427	3,785	3,296	3,296
Core earnings	$26,431	$27,691	$26,347	$20,143	$24,484	$23,395	$23,642	$22,221	$20,459

Reconciling items:
(Losses)/gains on undesignated financial derivatives due to fair value changes	(1,758)	(4,149)	8,700	(6,484)	4,469	(7,117)	10,485	2,240	(96)
Gains/(losses) on hedging activities due to fair value changes	3,827	(5,245)	(2,676)	(5,925)	(220)	(4,535)	(1,438)	(2,817)	(853)
Unrealized gains/(losses) on trading assets	223	(258)	(20)	106	172	49	61	44	57
Net effects of amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(77)	97	35	3	40	(7)	(139)	(16)	67
Net effects of terminations or net settlements on financial derivatives	1,583	233	720	(1,300)	1,339	232	(592)	110	(312)
Issuance costs on the retirement of preferred stock	—	(1,667)	—	—	—	—	(1,956)	—	—
Income tax effect related to reconciling items	(798)	1,957	(1,419)	2,856	(1,218)	2,389	(1,759)	92	238
Net income attributable to common stockholders	$29,431	$18,659	$31,687	$9,399	$29,066	$14,406	$28,304	$21,874	$19,560